UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 7, 2004

PubliCARD, Inc.

 (Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	0-29794	23-0991870

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Rockefeller Plaza, 14th Floor, New York, NY		10020

(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code      (212) 651-3102

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

PubliCARD, Inc. (the “Company”) sponsored a defined benefit pension plan (the “Plan”) that was frozen in 1993. In January 2003, the Company filed a notice with the Pension Benefit Guaranty Corporation (the “PBGC”) seeking a “distress termination” of the Plan. Pursuant to the Agreement for Appointment of Trustee and Termination of Plan between the PBGC and the Company effective September 30, 2004, the PBGC proceeded to terminate the Plan and was appointed as the Plan’s trustee. As a result, the PBGC has assumed responsibility for paying the obligations to Plan participants. Under the terms of the Settlement Agreement effective September 23, 2004 between the PBGC and the Company (the “Settlement Agreement”), the Company is liable to the PBGC for the unfunded guaranteed benefit payable by the PBGC to Plan participants in the amount of $7.5 million. The Company satisfied this liability by issuing a non-interest bearing note (the “Note”) dated September 23, 2004 payable to the PBGC with a face amount of $7.5 million.

Pursuant to the Security Agreement and Pledge Agreement, both dated September 23, 2004, the Note is secured by (a) all presently owned or hereafter acquired real or personal property and rights to property of the Company and (b) the common and preferred stock of Infineer Ltd. (“Infineer”) and TecSec Incorporated (“TecSec”) owned by the Company. Infineer is a wholly-owned subsidiary of the Company. The Company has an approximately 5% ownership interest in TecSec, on a fully diluted basis.

The Note matures on September 23, 2011. The first payment will be equal to $1.0 million and will become due 30 days after the Company has received a total of $4.0 million in Net Recoveries (as defined below). Thereafter, on each anniversary of the first payment, the Company is required to pay the PBGC an amount equal to 25% of the Net Recoveries in excess of $4.0 million (less the sum of all prior payments made in accordance with this sentence in prior years). Net Recoveries, as defined in the Settlement Agreement, is the net cash proceeds received by the Company with respect to transactions consummated after March 31, 2003 from (a) the sale of the Company’s interest in Infineer and TecSec and real property in Louisiana and (b) any recoveries from the Company’s historic insurance program. As of September 23, 2004, Net Recoveries was approximately $3.2 million.

In the event of default by the Company under the Settlement Agreement, the PBGC may declare the outstanding amount of the Note to be immediately due and payable, proceed with foreclosure of the liens granted in favor of the PBGC and exercise any other rights available under applicable law.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)    Not applicable

(b)    Not applicable

(c)       Exhibits

99.1	Settlement Agreement, dated as of September 23, 2004, by and between the Pension Benefit Guaranty Corporation and PubliCARD, Inc.
99.2	Promissory Note, dated as of September 23, 2004
99.3	Security Agreement, dated as of September 23, 2004, made by PubliCARD, Inc. to the Pension Benefit Guaranty Corporation
99.4	Pledge Agreement, dated as of September 23, 2004, made by PubliCARD, Inc. in favor of the Pension Benefit Guaranty Corporation
99.5	Agreement for Appointment of Trustee and Termination of Plan, dated as of September 30, 2004 between the Pension Benefit Guaranty Corporation and PubliCARD, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PubliCARD, Inc.
Registrant

Date: October 14, 2004	By:	/s/ Antonio L. DeLise
Antonio L. DeLise, President,
Chief Executive Officer, Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number     Description

99.1	Settlement Agreement, dated as of September 23, 2004, by and between the Pension Benefit Guaranty Corporation and PubliCARD, Inc.
99.1	Settlement Agreement, dated as of September 23, 2004, by and between the Pension Benefit Guaranty Corporation and PubliCARD, Inc.
99.2	Promissory Note, dated as of September 23, 2004
99.3	Security Agreement, dated as of September 23, 2004, made by PubliCARD, Inc. to the Pension Benefit Guaranty Corporation
99.4	Pledge Agreement, dated as of September 23, 2004, made by PubliCARD, Inc. in favor of the Pension Benefit Guaranty Corporation
99.5	Agreement for Appointment of Trustee and Termination of Plan, dated as of September 30, 2004 between the Pension Benefit Guaranty Corporation and PubliCARD, Inc.